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                                                            EXHIBIT 13(c)

                   LUTHERAN BROTHERHOOD MID CAP GROWTH FUND
                           SUBSCRIPTION AGREEMENT


Lutheran Brotherhood Mid Cap Growth Fund (the "Fund"), a series of The Lutheran Brotherhood Family of Funds, an unincorporated association of the type commonly referred to as a business trust organized under the laws of the State of Delaware (the "Trust"), and Lutheran Brotherhood Research Corp., a corporation organized under the laws of the State of Minnesota (the "Purchaser"), hereby agree with each other as follows:

1. The Fund hereby offers and the Purchaser and the Purchaser hereby purchases ___________ shares of beneficial interest, $.001 par value per share, of the Fund (the "Shares") at a price of $8.50 per share. The Fund hereby acknowledges receipt from the Purchaser of payment in full for the Shares.

2. The Purchaser represents and warrants to the Fund that in connection with its purchase of the Shares hereunder, it understands that: (i) the Shares have not been registered under the Securities Act of 1933, as amended (the "1933 Act"); (ii) the sale of the Shares to the Purchaser is made in reliance on such sale being exempt under Section 4(2) of the 1933 Act as not involving any public offering; and (iii) in part, the reliance of the Fund on such exemption is predicated on the representation, which the Purchaser hereby confirms, that the Purchaser is acquiring the Shares for investment for its own account as the sole beneficial owner thereof, and not with a view to or in connection with any resale or distribution of the Shares or of any interest therein. The Purchaser hereby agrees that it will not sell, assign or transfer the Shares or any interest therein unless and until the Shares have been registered under the 1933 Act or the Fund has received an opinion of counsel indicating that said sale, assignment or transfer will not violate the provisions of the 1933 Act or any rules or regulations promulgated thereunder.

3. The names "The Lutheran Brotherhood Family of Funds," "Lutheran Brotherhood Mid Cap Growth Fund," "Trustees of The Lutheran Brotherhood Family of Funds" and "Trustees of Lutheran Brotherhood Fund" refer, respectively, to the Trust, the Fund, and the Trustees of the Trust as trustees but not individually or personally, acting from time to time under the Trust's First Amended and Restated Master Trust Agreement dated September 1, 1993, which is hereby referred to and a copy of which is on file at the principal office of the Trust. The obligations of "The Lutheran Brotherhood Family of Funds" and the "Lutheran Brotherhood Mid Cap Growth Fund" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents of the Trust or the Fund are made not individually, but in such capacities, and are not binding upon any of the Trustees, holders of shares of beneficial interest of the Fund or representatives of the Trustees personally, but bind only the Trust assets, and all persons dealing with the Fund or the Trust must look solely to the Trust property for the enforcement of any claims against the Fund or the Trust.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the _______ day of May , 1997.


THE LUTHERAN BROTHERHOOD
FAMILY OF FUNDS, on behalf
of its Lutheran Brotherhood
Mid Cap Growth Fund series


By:____________________________
   President

LUTHERAN BROTHERHOOD RESEARCH CORP.


By:____________________________
   President